Exhibit 99.1

       VICAL ANNOUNCES FOURTH-QUARTER AND YEAR-END 2004 FINANCIAL RESULTS

     SAN DIEGO, Feb. 15 /PRNewswire-FirstCall/ -- Vical Incorporated (Nasdaq:
VICL) today reported revenues of $5.0 million for the fourth quarter of 2004, compared with revenues of $1.7 million for the fourth quarter of the prior year. The increase in revenues was primarily the result of the timing of contract manufacturing shipments.

     Revenues for the full year 2004 were $14.5 million compared with $8.1 million for the full year 2003. Results for the year reflected higher contract revenues for DNA vaccine supplies, a milestone payment under the company's agreement with Centelion SAS, formerly Gencell SAS, a wholly-owned subsidiary of Aventis Pharma SA, and increased grant funding for the company's cytomegalovirus
(CMV) vaccine program.

     The net loss for the fourth quarter of 2004 was $4.5 million or $0.19 per share, compared with a net loss of $6.9 million or $0.35 per share for the fourth quarter of 2003. For the full year 2004, the company reported a net loss of $23.7 million or $1.05 per share compared with a net loss of $24.5 million or $1.22 per share for 2003. The decreases in net loss per share for the fourth quarter and the full year 2004 reflected higher revenues and the increased weighted average numbers of shares outstanding for those periods as a result of the registered direct placement of approximately 3.4 million shares of common stock during the first quarter of 2004. The company maintained a strong balance sheet at the end of the year with cash, cash equivalents and marketable securities of $74.0 million compared with $84.5 million at December 31, 2003.

     Vijay B. Samant, Vical's President and Chief Executive Officer, said, "Vical made significant progress in its development programs during 2004 with the initiation of clinical trials in our CMV and anthrax programs and the completion of Phase 2 testing in our high-dose Allovectin-7(R) melanoma immunotherapy program. Our net loss of $23.7 million for 2004 was lower than our forecast range of $26 million to $29 million as a result of strong fourth-quarter revenues. We expect continued fiscal strength in the coming year, and we are projecting a net loss for 2005 of between $23 million and $26 million."

     Allovectin-7(R)
     The company announced last week that it has completed a Special Protocol Assessment with the U.S. Food and Drug Administration (FDA) for a Phase 3 trial of high-dose (2 mg) Allovectin-7(R) for patients with recurrent metastatic melanoma. Additional information on the Allovectin-7(R) program will be included in today's conference call on financial results.

     Infectious Disease Vaccine Programs
     During 2004, the company began separate Phase 1 trials with two-component (bivalent) and three-component (trivalent) immunotherapeutic vaccine candidates for CMV. Initial safety data from the bivalent vaccine trial, presented at the 44th Annual Interscience Conference on Antimicrobial Agents and Chemotherapy, showed the vaccine to be safe and well-tolerated. Safety and immunogenicity data from both trials are expected to be presented in an appropriate scientific forum in 2005, and to support the selection of one vaccine candidate to advance into Phase 2 testing in transplant patients.

     With the support of a three-year, $5.8 million Small Business Innovation Research (SBIR) grant awarded in July 2003 from the National Institute of Allergy and Infectious Diseases (NIAID), part of the National Institutes of Health (NIH), the company is continuing non-clinical development of its anthrax vaccine candidate. Additionally, in July 2004, the company began a Phase 1 clinical trial of its anthrax vaccine candidate at two NIAID-funded Vaccine and Treatment Evaluation Units. Safety and immunogenicity data from this trial are expected in the first half of 2005, however, the additional outside funding needed to support further clinical development is unlikely under current federal government biodefense program priorities.

     The Vaccine Research Center (VRC) at the NIAID is developing DNA vaccines for HIV, Ebola, Severe Acute Respiratory Syndrome (SARS), and West Nile Virus, based on Vical's patented gene delivery technology. Human safety and immunogenicity studies of investigational vaccines for HIV and Ebola are ongoing. A Phase 1 human study of the SARS vaccine began in December 2004. Initial human studies of the West Nile Virus vaccine are planned for early 2005, subject to review and allowance by the FDA.

     Outlook
     The company expects to achieve the following milestones in 2005:

        * Completion of discussions with potential partners for Allovectin-7(R),
        * Evaluation of data from the Phase 1 CMV vaccine trials and initiation of Phase 2 testing in transplant patients,
        *   Data from the Phase 1 anthrax vaccine trial,
        * Initiation of a Phase 1 trial with a novel IL-2 treatment for metastatic melanoma,
        * Continued revenue strength based on existing and potential new agreements, and
        * Potential announcements by collaborators related to developments in the angiogenesis, HIV, Ebola, West Nile Virus, and animal health programs.

     Conference Call
     Vical will conduct a conference call and webcast to discuss the financial results with invited analysts and institutional investors today, February 15, at noon Eastern Time. The call and webcast are open on a listen-only basis to any interested parties. The company will provide additional details on independent and partnered development programs in the conference call and webcast.

     To listen to the conference call, dial (888) 224-3260, or (913) 905-1086 for international participants. A replay of the call will be available for 48 hours beginning about two hours after the call. To listen to the replay, dial
(888) 203-1112, or (719) 457-0820 for international participants, and enter conference identification number 1541913. The call also will be available live and archived through the webcast center at www.vical.com. For further information, contact Vical's Investor Relations department by phone at (858) 646-1127 or by e-mail at info@vical.com.

     About Vical
     Vical researches and develops biopharmaceutical products based on its patented DNA delivery technologies for the prevention and treatment of serious or life-threatening diseases. Potential applications of the company's DNA delivery technology include DNA vaccines for infectious diseases or cancer, in which the expressed protein is an immunogen; cancer immunotherapeutics, in which the expressed protein is an immune system stimulant; and cardiovascular therapies, in which the expressed protein is an angiogenic growth factor. The company has retained all rights to its internally developed product candidates. In addition, the company collaborates with major pharmaceutical companies and biotechnology companies that give it access to complementary technologies or greater resources. These strategic partnerships provide the company with mutually beneficial opportunities to expand its product pipeline and serve significant unmet medical needs. Additional information on Vical is available at www.vical.com.

     This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements about the company's projected financial performance; advancement of the company's research and development activities; expectations regarding the company's high-dose Allovectin-7(R) program, including plans for a Phase 3 trial and potential partnerships for further development and commercialization of Allovectin-7(R); the company's infectious disease vaccine development programs including results from ongoing clinical trials for these vaccine candidates and expectations regarding future trials; the potential revenues and other benefits of contract services agreements and grants; the scope of coverage of and potential applications for the company's issued and pending patents; as well as potential applications of the company's technology and arrangements with collaborative partners, including current and future clinical trials for product candidates covered by these arrangements. Risks and uncertainties that could cause actual results to differ materially from those projected include: whether the company will achieve the levels of revenues and be able to control expenses to meet projected financial performance; whether the company will identify and reach agreement with a potential partner for the further development and commercialization of Allovectin-7(R); whether the company, alone or with a potential partner, will conduct a Phase 3 trial of Allovectin-7(R); whether endpoints in such a trial will be achieved; whether achievement of such endpoints will establish sufficient safety and efficacy to support product approval; whether the ongoing Phase 1 CMV vaccine trials will be completed as scheduled, if at all, and lead to further development; whether the ongoing Phase 1 anthrax vaccine trial and ongoing non-clinical development will be completed as scheduled, if at all; whether additional government funding will be available to support further clinical development of the company's anthrax vaccine candidate; whether the NIH will begin human testing of a West Nile Virus vaccine in early 2005, if at all; whether the company will begin Phase 1 safety testing of a novel IL-2 treatment for melanoma in 2005, if at all; whether the company's revenues will continue at comparable levels to those achieved in 2004; whether new agreements will provide revenues; whether the company's collaborators will achieve development milestones and, if so, whether they will announce any such developments; whether the company's independent or partnered research and development efforts will lead to viable product candidates; the scope and enforceability of the company's intellectual property; whether any product candidates will be shown to be safe and efficacious in clinical trials; the timing of clinical trials; and additional risks set forth in the company's filings with the Securities and Exchange Commission. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

     For further information, please contact: Alan R. Engbring, Executive Director, Investor Relations, or Jill M. Church, Vice President and Chief Financial Officer, both of Vical Incorporated, +1-858-646-1127.

                               VICAL INCORPORATED
                       CONDENSED STATEMENTS OF OPERATIONS
                                   (Unaudited)
                    (in thousands, except per share amounts)

                                      Three Months Ended        Twelve Months Ended
                                    ----------------------    ----------------------
                                    Dec. 31,     Dec. 31,     Dec. 31,     Dec. 31,
                                      2004         2003         2004         2003
                                    ---------    ---------    ---------    ---------
Revenues:
  Contract and grant revenue        $   4,651    $   1,163    $  11,168    $   6,012
  License and royalty revenue             352          532        3,377        2,066
Total revenues                          5,003        1,695       14,545        8,078

Operating expenses:
  Research and development              7,557        6,952       31,178       26,777
  General and administrative            2,194        1,894        8,510        6,923
  Write-down of investment                 --           --           --          482
Total operating expenses                9,751        8,846       39,688       34,182

Loss from operations                   (4,748)      (7,151)     (25,143)     (26,104)
Net investment income                     281          205        1,410        1,654
Net loss                            $  (4,467)   $  (6,946)   $ (23,733)   $ (24,450)

Basic and diluted
 net loss per share                 $   (0.19)   $   (0.35)   $   (1.05)   $   (1.22)

Shares used to calculate
 basic and diluted net
 loss per share                        23,493       20,092       22,695       20,091

                               VICAL INCORPORATED
                            CONDENSED BALANCE SHEETS
                                   (Unaudited)
                                 (in thousands)

                                                         December 31,
                                                     ---------------------
                                                       2004        2003
                                                     ---------   ---------
Assets:
 Cash, cash equivalents and marketable securities    $  73,996   $  84,517
 Other current assets                                    3,412       4,688
   Total current assets                                 77,408      89,205
 Property and equipment, net                            16,277      15,034
 Other assets                                            7,541       6,468
Total assets                                         $ 101,226   $ 110,707
Liabilities and stockholders' equity:
 Current liabilities                                 $  10,108   $  12,223
 Long-term obligations                                   8,209       8,662
 Stockholders' equity                                   82,909      89,822
Total liabilities and stockholders' equity           $ 101,226   $ 110,707

SOURCE  Vical Incorporated
     -0-                             02/15/2005
     /CONTACT: Alan R. Engbring, Executive Director, Investor Relations, or Jill M. Church, Vice President and Chief Financial Officer, both of Vical Incorporated, +1-858-646-1127/
     /Web site:  http://www.vical.com /